Exhibit 99.1

CARBO Ceramics Inc. Announces Agreement to Acquire Pinnacle Technologies Inc.

    IRVING, Texas, May 22 /PRNewswire-FirstCall/ --
CARBO Ceramics Inc. (NYSE: CRR), a manufacturer of ceramic proppants for use in the hydraulic fracturing of natural gas and oil wells, announced that it has signed a definitive merger agreement to acquire privately-held Pinnacle
Technologies Inc.  Pinnacle, the world's leading provider of fracture diagnostic services, provides fracture mapping services, sells the most widely used fracture simulation model in the world, FracProPT(R) and is a leader in providing fracture design services to oil and gas companies worldwide.
Pinnacle's revenues for 2001 were $9.4 million.
    Under the terms of the merger agreement CARBO Ceramics will issue 324,226 shares of its common stock and pay $12.4 million in cash in exchange for all of the outstanding shares of Pinnacle.  CARBO Ceramics will also assume approximately 78,000 Pinnacle employee stock options, each of which will become an option to purchase two shares of CARBO Ceramics' common stock.
Christopher Wright will remain the President of Pinnacle and will become a
Vice President of CARBO Ceramics.
    The Boards of Directors of both companies approved the transaction in separate meetings held yesterday.  Completion of the transaction is not subject to receipt of any regulatory approvals or clearances and Pinnacle shareholders owning approximately 80% of Pinnacle's common stock have agreed to approve the merger.  No approval by CARBO Ceramics' shareholders will be required and the parties expect to complete the merger before the end of the second quarter of 2002.
    Mark Pearson, President and Chief Executive Officer of CARBO Ceramics,
commented, "The more that producers of oil and gas understand about the process of hydraulic fracturing, the more willing they are to make the necessary investment in high-quality, high-conductivity ceramic proppants in order to maximize hydrocarbon recovery.  The services provided by Pinnacle clearly demonstrate the complexity of hydraulic fracturing and the need to maximize the effectiveness of this important step in the development of oil and gas reservoirs.  The combination of Pinnacle's world-class services and
CARBO Ceramics' industry leading products will expand our ability to provide production-enhancing solutions to E&P companies worldwide.  We expect the transaction to be modestly accretive to earnings in 2002 and to provide a catalyst for accelerating the growth in our ceramic proppant sales in the future."
    The company has scheduled a conference call to discuss the acquisition.
The call will begin at 1:00 p.m. Central Time today.  To participate in the call, dial (719) 457-2684 and refer to confirmation code 587494.
    The call can also be accessed live or on a delayed basis via the company's
Web site, http://www.carboceramics.com.  Additional information on Pinnacle
Technologies, Inc. is available on their Web site, http://www.pinntech.com.

    CARBO Ceramics Inc. is based in Irving, Texas.

    This news release may contain forward-looking statements that involve risks and uncertainties including price volatility, operation and other risks and other factors described in the Company's publicly available SEC reports, which could cause actual results to differ materially from those indicated in the forward-looking statements.